 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 6, 2012, with respect to the financial statements and schedules of SPAR KROGNOS Marketing Private Limited (formerly known as SPAR Solutions Merchandising Private Limited and mistakenly referenced in the SGRP 2010 Annual Report as SPAR Solutions India Private Limited), included by SPAR Group, Inc., its ultimate majority shareholder, in the consolidated financial statements and schedules of SPAR Group, Inc. and Subsidiaries for the years ended December 31, 2011 and 2010 included in its Annual Report on Form 10-K for the year ended December 31, 2011, and to their use (directly or through incorporation by reference), and to the reference to our Firm under the caption “Experts” (if applicable), in each of the following:  the Registration Statement on Form S-8 (No. 333-07377) pertaining to the 1995 Stock Option Plan; the Registration Statement on Form S-8 (No. 333-53400) pertaining to the Special Purpose Stock Option Plan; the Registration Statement Form S-8 (No. 333-73000) pertaining to the 2001 Employee Stock Purchase Plan; the Registration Statement on Form S-8 (No. 333-73002) pertaining to the 2000 Stock Option Plan; the Registration Statement on Form S-8 (No. 333-152706) pertaining to the SPAR Group, Inc. 2008 Stock Compensation Plan; the Registration Statement on Form S-8 (No. 333-72998) pertaining to the 2001 Consultant Stock Purchase Plan of SPAR Group, Inc.; the Registration Statement on Form S-3 (No. 333-162657) pertaining to the registered offering and sale of certain shares of common stock of SPAR Group, Inc.; the Registration Statement on Form S-8 and Annual Report on Form 11-K pertaining to the 401(k) Plan expected to be filed in 2012; and each related Prospectus, Supplemental Prospectus or Summary Description.

/s/ Nitin Mittal and Co.

New Delhi, India
March 20, 2012